As filed with the Securities and Exchange Commission on March 10, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rapport Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-0724208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Rapport Therapeutics, Inc. 99 High Street, Suite 2100 Boston, MA (Address of Principal Executive Offices)	02110 (Zip Code)

Rapport Therapeutics, Inc. 2024 Stock Option and Incentive Plan
(Full title of the plan)

Abraham N. Ceesay, M.B.A.
Chief Executive Officer
99 High Street, Suite 2100

Boston, MA 02110

(Name and address of agent for service)

(857) 321-8020

(Telephone number, including area code, of agent for service)

Copies to:
 Kingsley L. Taft
Stephanie A. Richards

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Rapport Therapeutics, Inc. (the “Registrant”) for the purpose of registering 2,388,628 additional shares of common stock, par value $0.001 per share (“Common Stock”), under the Registrant’s 2024 Stock Option and Incentive Plan (the “2024 Plan”), which were added on January 1, 2026 as a result of an automatic annual increase provision therein.

These additional shares are of the same class as other securities relating to the 2024 Plan for which the Registrant’s registration statement on Form S-8, filed with the Securities and Exchange Commission on June 7, 2024 (File No. 333-280058) and March 11, 2025 (File No. 333-285697), are effective (the “Earlier Registration Statements”).

Pursuant to General Instruction E to Form S-8 regarding registration of additional securities, the contents of the Earlier Registration Statements, except for “Item 8. Exhibits”, are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Earlier Registration Statements are presented herein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-42121) filed on June 10, 2024).

4.2	Form of Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-42121) filed on June 10, 2024).

4.3

Amended and Restated Investors’ Rights Agreement, by and between the Registrant and certain of its stockholders, dated as of August 7, 2023 (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-279486), filed on May 17, 2024).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1

Rapport Therapeutics, Inc. 2024 Stock Option and Incentive Plan and form of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-279486) filed on June 3, 2024).

107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on this 10th day of March, 2026.

RAPPORT THERAPEUTICS, INC.

By:	/s/ Abraham N. Ceesay
Name: Abraham N. Ceesay, M.B.A.
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each individual whose signature appears below hereby constitutes and appoints each of Abraham N. Ceesay, M.B.A. and Troy Ignelzi as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Abraham N. Ceesay	Chief Executive Officer and Director	March 10, 2026
Abraham N. Ceesay, M.B.A.	(Principal Executive Officer)

/s/ Troy Ignelzi	Chief Financial Officer	March 10, 2026
Troy Ignelzi	(Principal Financial Officer and Principal Accounting Officer)

/s/ Steven M. Paul	Director and Chairman	March 10, 2026
Steven M. Paul, M.D.

/s/ James I. Healy	Director	March 10, 2026
James I. Healy, M.D., Ph.D.

/s/ John Maraganore	Director	March 10, 2026
John Maraganore, Ph.D.

/s/ Paul Silva	Director	March 10, 2026
Paul Silva

/s/ Raymond Sanchez	Director	March 10, 2026
Raymond Sanchez, M.D.

/s/ Robert J. Perez	Director	March 10, 2026
Robert J. Perez

/s/ Reid Huber	Director	March 10, 2026
Reid Huber, Ph.D.

/s/ Wendy B. Young	Director	March 10, 2026
Wendy B. Young, Ph.D.